Exhibit 99.2

Momentus Announces Cancellation of Special Meeting of Stockholders

SAN JOSE, CA – March 25, 2024– Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), announced today that it has cancelled the Company’s special meeting of stockholders that was originally scheduled for March 15, 2024, but was adjourned due to a lack of quorum.

About Momentus Inc.

Momentus is a U.S. commercial space company that offers commercial satellite buses and in-space infrastructure services, including in-space transportation, hosted payloads, and in-orbit services.

For media inquiries:

press@momentus.space

For investor relations inquiries:

investors@momentus.space